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                                                                     EXHIBIT 4.1


                              FOURTH AMENDMENT TO
                     AMENDED AND RESTATED CREDIT AGREEMENT

             FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 14, 1999 (this "Fourth Amendment"), among Queen Sand Resources, Inc., a Nevada corporation (the "Borrower"), Queen Sand Resources, Inc., a Delaware corporation ("QSRD"), Queen Sand Operating Co. (formerly known as Northland Operating Co.), a Nevada corporation ("Northland"), Corrida Resources, Inc., a Nevada corporation ("Corrida"), each of the lenders that is, or becomes, a signatory to the Credit Agreement referred to below (individually, together with its successors and assigns, a "Lender" and collectively, the "Lenders") and Bank of Montreal, a foreign bank formed under the laws of Canada in its individual capacity as a Lender and as agent for Lenders under the Credit Agreement referred to below (in its capacity as agent, together with its successors and assigns in such capacity, the "Agent").

                                    RECITALS

             WHEREAS, the Borrower, QSRD, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of April 17, 1998, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of July 1, 1998 and by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of November 10, 1998 and by that certain Third Amendment to Amended and Restated Credit Agreement, dated as of November 13, 1998 (as so amended, the "Credit Agreement"); and

             WHEREAS, the Borrower has advised the Lenders and the Agent that it desires to amend certain provisions of the Credit Agreement, and the Borrower has requested that the Lenders and the Agent agree to amend certain provisions of the Credit Agreement; and

             WHEREAS, the Lenders and the Agent have agreed to so amend certain provisions of the Credit Agreement upon the terms and subject to the conditions and limitations of this Fourth Amendment;

             NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto hereby agrees as follows:

             Section 1. Definitions. Capitalized terms used and not otherwise defined herein are used with the meanings ascribed thereto in the Credit Agreement. The following capitalized terms shall have the following respective meanings when used herein:

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             A. "Divestment Properties" shall mean, collectively, those certain
Oil and Gas Properties identified in Annex I to that certain Letter Agreement between the Borrower and the Agent dated May 13, 1999.

             B. "Lending Relationship" shall refer to the Credit Agreement and the other Loan Documents, including, without limitation, this Fourth Amendment, together with any and all negotiations, discussions, acts, omissions, renewals, extensions, and other agreements or events related to the Credit Agreement and such other Loan Documents, the parties' obligations thereunder and the transactions contemplated thereby, including, without limitation, any such negotiations, discussions, acts, omissions, renewals, extensions, other agreements or events that (a) occurred prior to the date hereof, (b) may occur on the date hereof, or (c) occurred prior to the execution of this Fourth Amendment and the instruments and documents executed and delivered in connection herewith or relating hereto.

             C. "O'Brien Transaction" shall mean the transaction contemplated by that certain Amended Offer to Purchase dated April 27, 1999 from O'Brien Energy Company to the Borrower.

             D. "Released Claims" shall mean any and all claims (including without limitation any liabilities, damages, demands and causes of action arising therefrom), whether (a) at law or in equity, (b) on the alleged commission of a tort, (c) on the alleged breach (or anticipatory breach or repudiation) of any contract, duty, or warranty (whether oral or written, express or implied), (d) on the alleged violation of any statute, tariff, or regulation (whether promulgated by the United States, any state thereof, any foreign state or country, or any other governmental agency or entity, wherever located), or (e) on any other factual, legal or equitable theory, including, without limitation, any claim for damages of any type or nature, for injunctive or other relief, for attorneys' fees, interest or any other liability whatsoever on any theory, including without limitation any loss, cost or damage in connection with or based upon "lender liability", unfair dealing, duress, coercion, control or undue influence, extortion or commercial bribery, breach of an implied covenant or duty of good faith and fair dealing, material misrepresentation or omission, overreaching, unconscionability, conflict of interest, bad faith, malpractice, disparate bargaining position, detrimental reliance, promissory estoppel, estoppel by deed, waiver, laches, or any other equitable theory, equitable subordination, breach of fiduciary duty or any other duty, or tortious inducement to commit such breach, tortious interference with contract or prospective business relations, negligent performance of contractual obligations, or other theories of negligence, negligent or intentional infliction of emotional distress, slander, libel, other defamation, fraudulent transfer, conversion, trespass to (or clouding the title of) property, usury, violations of the Racketeer Influenced and Corrupt Organizations Act, deceptive trade practices, conspiracy, or any theory of liability as partners or joint venturers, that any Releasing Party may have as of the date hereof against any Released Party with respect to the Lending Relationship.


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             E. "Released Party" shall mean each of the Agent, the Lenders and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals and Affiliates and all other Persons liable or who might be claimed to be liable on their behalf (collectively, the "Released Parties").

             F. "Releasing Party" shall mean each of QSRD, the Borrower, Corrida and Northland and their respective predecessors, successors, assigns, directors, officers, partners, employees, agents, attorneys, principals, Affiliates (other than any Affiliate that is a Lender) and all other Persons who might have a claim against any Released Party (collectively, the "Releasing Parties").

             Section 2. Amendments to Credit Agreement. The Credit Agreement is amended hereby as follows:

             A. Section 1.02 is amended hereby:

                    (i) by inserting the reference "and the Fourth Amendment" after the reference "Third Amendment" in the definition of the term "Agreement";

                    (ii) by inserting the following definitions where alphabetically appropriate:

             "Fourth Amendment" shall mean that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of May 14, 1999 among the Borrower, QSRD, the Agent and the Lenders.

             "Fourth Amendment Effective Date" shall mean May 14, 1999.

             "O'Brien Transaction" shall mean, the transaction contemplated by that certain Amended Offer to Purchase dated April 27, 1999 from O'Brien Energy Company to the Borrower.";

                    (iii) by deleting the definition of the term "Aggregate Maximum Credit Amounts" in its entirety and substituting the following therefor:

             "Aggregate Maximum Credit Amounts" at any time prior to the 15th Business Day of September 1999 (or such earlier time as the Borrowing Base is redetermined in accordance with Section 2.08(d) or Section 3B(i) of the Fourth Amendment) shall equal $17,150,000 as reduced in accordance with Section 2.03(b) and/or by prepayments made pursuant to Section 2.07(d), and thereafter shall equal the sum of the Maximum Credit Amounts of the Lenders ($125,000,000), as the same may be reduced pursuant to
      Section 2.03(b).";


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                    (iv) by deleting the reference "outstanding during the
Revolving Credit Period" in subsection (a) of the definition of the term "Applicable Margin";

                    (v) by deleting all references to "0.00%" in the definition of the term "Applicable Margin" and substituting for each such reference the reference "2.00%";

                    (vi) by inserting a period after the reference "Base Rate Loans" in subsection (b) of the definition of the term "Applicable Margin" and deleting the remainder of the definition of such term in its entirety;

                    (vii) by deleting the definition of "Base Rate" in its entirety and substituting the following therefor:

             "Base Rate" shall mean, for any day, the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.";

                     (viii) by deleting the reference "and to participate in the Letters of Credit as provided in Section 2.01(b)" in the definition of the term "Commitment";

                     (ix) by deleting the definition of the term "Commitment Fee Rate" in its entirety;

                     (x) by deleting the reference "or issuance of the initial Letters of Credit" in the definition of the term "Initial Funding";

                     (xi) by deleting the second paragraph of the definition of the term "Interest Period" in its entirety and substituting the following therefor:

             "Notwithstanding the foregoing: (i) no Interest Period may end after June 7, 1999, (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business day falls in the next succeeding calendar month, on the next preceding Business Day) and (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.";

                     (xii) by deleting the definition of the term "LC Commitment" in its entirety;

                     (xiii) by deleting the definition of the term "LC Exposure" in its entirety;


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                     (xiv) by deleting the definition of the term "Letter of
Credit Agreements" in its entirety;

                     (xv) by deleting the definition of the term "Letters of Credit" in its entirety;

                     (xvi) by deleting the reference "April 17, 2003" in the definition of the term "Maturity Date" and substituting therefor the reference "October 1, 2000";

                     (xvii) by deleting the reference "and the LC Exposure" in the definition of the term "Percentage Usage";

                     (xviii) by deleting the reference "available Borrowing Base" in the definition of the term "Percentage Usage" and substituting therefor the reference "Aggregate Commitments";

                     (xix) by deleting the reference "(i) in the event a Borrowing Base deficiency is being cured as permitted under Section 2.07(c)(ii), or (ii)", the reference "the first day of such deficiency period or", the reference ", as applicable," and the reference "such Borrowing Base deficiency is cured or" in the definition of the term "Post-Default Rate";

                     (xx) by deleting the definition of the term "Revolving Credit Period" in its entirety;

                     (xxi) by deleting the definition of the term "Revolving Credit Termination Date" in its entirety;

                     (xxii) by deleting the reference "the Letters of Credit, the Letter of Credit Agreement," and the reference "or the LC Exposure" in the definition of the term "Security Instruments"; and

                     (xxiii) by deleting the definition of the term "Term Loan Period" in its entirety.

             B. Section 2.01 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "and Letters of Credit" in the section title;

                     (ii) by deleting the text of subsection (a) in its entirety and substituting the following therefor:

             "Loans. Each Lender severally agrees, on the terms of this Agreement, to make Loans to the Borrower from time to time until the Maturity Date in an aggregate principal amount at any one time outstanding up to but not exceeding


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      the amount of such Lender's Commitment as then in effect; provided, however, that the sum of the aggregate principal amount of all Loans by all Lenders hereunder at any one time outstanding shall not exceed the Aggregate Commitments. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the amounts described in this Section 2.01(a)."; and

                     (iii) by deleting the text of subsection (b) in its entirety and substituting therefor the reference "Intentionally left blank.".

             C. Section 2.02 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "and Letters of Credit" in the section title; and

                     (ii) by deleting subsection (g) in its entirety.

             D. Section 2.03 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference ", after adjustments resulting from reductions pursuant to Sections 2.03(b)," in subsection (a); and

                     (ii) by inserting the reference "pursuant to subsection
(b) above" after the reference "or reduced" in subsection (c).

             E. Section 2.04 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the text of subsection (a) in its entirety and substituting the following therefor:

             "The Borrower shall pay to the Agent for the account of each Lender a commitment fee on the daily average unused amount of the Aggregate Commitments at a rate per annum equal to .425%. Accrued commitment fees shall be payable quarterly on each Quarterly Date in arrears and on the date the Aggregate Commitments are terminated.";

                     (ii) by deleting the text of subsection (b) in its entirety and substituting therefor the reference "Intentionally left blank.";

                     (iii) by deleting the text of subsection (c) in its entirety and substituting therefor the reference "Intentionally left blank.";

                     (iv) by deleting the text of subsection (d) in its entirety and substituting therefor the reference "Intentionally left blank."; and


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                     (v) by deleting the text of subsection (e) in its entirety and substituting therefor the reference "Intentionally left blank.".

             F. Section 2.05 of the Credit Agreement is amended hereby by deleting the text of such section in its entirety and substituting the following therefor:

             "The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.".

             G. Section 2.07 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "plus the LC Exposure" and clause (ii) in its entirety in subsection (b);

                     (ii) by deleting the reference "and the LC Exposure" in subsection (c);

                     (iii) by deleting the references ": either (i)", "(and/or provide cash collateral)" and "or (ii) notify the Agent of its election to eliminate such Borrowing Base deficiency by making six (6) consecutive monthly payments equal to such excess divided by six (6), the first of such payments being due and payable immediately and each subsequent payment being due at thirty (30) day intervals thereafter" in subsection (c);

                     (iv) by deleting the text of subsection (d) in its entirety and substituting the following therefor:

             "Following Asset Sales. Until the Borrowing Base is redetermined on or about the 15th Business Day of September 1999 (or such earlier time as the Borrowing Base is redetermined in accordance with Section 2.08(d)), following any sale of assets the Borrower shall make prepayments as set forth below:

                     (1) Upon consummation of the O'Brien Transaction, the
             Borrower shall prepay the Loans in an aggregate principal amount equal to the first $7,150,000 of the net cash proceeds of the O'Brien Transaction, plus 100% of the net cash proceeds in excess of $8,150,000 of the O'Brien Transaction. The Aggregate Maximum Credit Amounts shall be reduced by the entire amount of such prepayment pro rata to each Lender based on its Percentage Share.

                     (2) Subject to subsection (d)(1) of this Section 2.07,
             until such time as the outstanding principal of the Loans is less than or equal to $10,000,000, upon the sale of any asset(s), the Borrower shall prepay the


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             Loans in an aggregate principal amount equal to 100% of the net cash proceeds of such sale. The Aggregate Maximum Credit Amounts shall be reduced by the entire amount of any such prepayment pro rata to each Lender based on its Percentage Share.

                     (3) Subject to subsection (d)(1) of this Section 2.07, so
             long as the outstanding principal of the Loans is less than or equal to $10,000,000, upon the sale of any asset(s), the Borrower shall prepay the Loans as follows: (A) with respect to the sale of any asset(s) for an amount less than the value that would be attributable to such asset(s) in the Borrowing Base (as determined by the Lenders in their sole discretion), the Borrower shall prepay the Loans in an aggregate principal amount equal to 70% of the net cash proceeds of such sale and (B) with respect to the sale of any asset(s) for an amount greater than the value that would be attributable to such asset(s) in the Borrowing Base (as determined by the Lenders in their sole discretion) the Borrower shall prepay the Loans in an aggregate principal amount equal to the sum of (x) the value that would be attributable to such asset(s) in the Borrowing Base (as determined by Lenders in their sole discretion) and (y) 50% of the net cash proceeds in excess of
             (x). The Aggregate Maximum Credit Amounts shall be reduced by the entire amount of any prepayments made pursuant to this Section 2.07(d)(3) pro rata to each Lender based on its Percentage Share."; and

                     (v) by deleting the reference "during the Revolving Credit Period" in subsection (e) and substituting therefor the reference "prior to the Maturity Date".

             H. Section 2.08 of the Credit Agreement is amended hereby by deleting the reference "LC Exposure or" in subsection (a).

             I. Section 2.09 of the Credit Agreement is amended hereby by deleting the title and text of such section in its entirety and substituting therefor the reference "Intentionally left blank.".

             J. Section 2.10 of the Credit Agreement is amended hereby by deleting the title and text of such section in its entirety and substituting therefor the reference "Intentionally left blank.".

             K. Section 3.01 of the Credit Agreement is amended hereby by deleting the text of such section in its entirety and substituting the following therefor:

             "In addition to prepayments of principal required by the provisions of this Agreement, on the Maturity Date the Borrower shall repay the aggregate outstanding principal and accrued and unpaid interest under the Notes.".


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             L. Section 3.02 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "(i) during any curative period for a Borrowing Base deficiency under Section 2.07(c)(ii), the Borrower will pay to the Agent, for the account of each Lender interest at the applicable Post-Default Rate on any principal of each Loan made by such Lender; and (ii) in all other cases," in subsection (b);

                     (ii) by deleting the text of subsection (c) in its entirety and substituting the following therefor:

             "Commencing on June 30, 1998 and through and including March 31, 1999, accrued interest on Base Rate Loans shall be payable on each Quarterly Date. Interest accrued in April and May of 1999 shall be payable on May 31, 1999. Commencing June 30, 1999, accrued interest on Base Rate Loans shall be payable monthly on the last day of each month. Accrued interest on each Eurodollar Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period and interest on any Eurodollar Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). All Eurodollar Loans listed on Schedule 3.02 to the Fourth Amendment shall be converted into Base Rate Loans on their respective maturity dates and on such maturity dates the Borrower shall pay to the Agent for the account of each Lender all accrued interest on such Loans. All interest payable at the Post-Default Rate shall be payable from time to time on demand."; and

                     (iii) by deleting the reference "during the Revolving Credit Period" and the reference "(including the LC Exposure)" in subsection
(d).

             M. Section 4.01 of the Credit Agreement is amended hereby by deleting the reference ", the Letter of Credit Agreements" in the first sentence thereof.

             N. Section 4.02 of the Credit Agreement is amended hereby as follows:

                     (i) by inserting the reference "and/or Section 2.07(b)(i)" after the reference "Section 2.03(b)" therein; and

                     (ii) by deleting the reference "; and (iv) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for the account of the Agent or, if funded by the Lenders, pro rata for the account of the Lenders in accordance with the amounts of reimbursement obligations due and payable to each respective Lender".


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             O. Section 4.04 of the Credit Agreement is amended hereby by deleting the reference "or a payment under a Letter of Credit" therein.

             P. Section 5.01 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "or any interest held by it in any Letter of Credit" in subsection (c);

                     (ii) by deleting the reference "or issue or participate in Letters of Credit," and the reference "or Letters of Credit" in subsection (d).

             Q. Section 5.06 of the Credit Agreement is amended hereby by deleting the reference "and participation interests in Letters of Credit (if any) then outstanding pro rata as aforesaid" in subsection (d).

             R. Section 6.02 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower";

                     (ii) by deleting all references "or issuance, renewal, extension or reissuance of a Letter of Credit"; and

                     (iii) by deleting the reference "or of the Agent to issue Letters of Credit" in the final paragraph of such section..

             S. Section 6.03 of the Credit Agreement is amended hereby by deleting the title and text of such section in its entirety and substituting therefor the reference "Intentionally left blank.".

             T. The introductory language to Article VII of the Credit Agreement is amended hereby by deleting the reference "and issuance, renewal, extension or reissuance of a Letter of Credit".

             U. Section 9.01 of the Credit Agreement is amended hereby by deleting the reference "in an aggregate principal amount not to exceed $500,000 at any one time outstanding" in subsection (d) and substituting therefor the reference "other than as disclosed on Schedule 9.01 to the Fourth Amendment".

             V. Section 9.03(k) of the Credit Agreement is amended hereby by deleting the text of subsection (k) in its entirety and substituting the following therefor:

            "loans or advances to officers and employees of QSRD or any Subsidiary that are disclosed on Schedule 9.03(k) to the Fourth Amendment".


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             W. Section 9.09 of the Credit Agreement is amended hereby by deleting the reference "or the Letters of Credit".

             X. Section 9.14 of the Credit Agreement is amended hereby by deleting the text of such section in its entirety and substituting the following therefor:

             "QSRD's Fixed Charge Coverage Ratio as of the end of any full fiscal quarter shall be at not less than the following for the period then applicable:

                     (i) for the three month period ending on June 30, 1999,
      1.15 to 1.0;

                     (ii) for the six month period ending on September 30, 1999, 1.15 to 1.0;

                     (iii) the nine month period ending on December 31, 1999,
      1.15 to 1.0;

                     (iv) for each rolling period of four fiscal quarters thereafter, 1.15 to 1.0.

             Y. Section 9.15 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "Oil and Gas" in the title of such section;

                     (ii) by inserting the reference "Property, including, without limitation, any" after the reference "convey or otherwise transfer any"; and

                     (iii) by deleting the reference ", and (v) sales or other dispositions of Oil and Gas Properties or other assets which shall not exceed $2,500,000 in the aggregate in any fiscal year".

             Z. Section 10.01 of the Credit Agreement is amended hereby by deleting in subsection (a) the reference ", or any reimbursement obligation for a disbursement made under any Letter of Credit".

             AA. Section 10.02 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting in subsections (a) and (b) the reference "(including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b) hereof)"; and

                     (ii) by deleting in subsection (c) the reference "fifth to serve as cash collateral to be held by the Agent to secure the LC Exposure;".


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             BB. Section 11.03 of the Credit Agreement is amended hereby by deleting the reference "or failure to reimburse for Letter of Credit drawings)".

             CC. Section 11.04 of the Credit Agreement is amended hereby by deleting the reference "and its participation in the issuance of Letters of Credit".

             DD. Section 12.03 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference "(VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, OR (VII) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE MANUALLY EXECUTED DRAFT(S) AND CERTIFICATIONS(S)" in subsection (b); and

                     (ii) by renumbering subsections (b)(viii) and (b)(ix) as
(b)(vi) and (b)(vii), respectively.

             EE. Section 12.06 of the Credit Agreement is amended hereby as follows:

                     (i) by deleting the reference ", any Letter of Credit" in subsection (a);

                     (ii) by inserting the following sentence after the first sentence in subsection (b):

                  "Notwithstanding anything in the preceding sentence to the contrary, upon the occurrence and during the continuation of a Default or Event of Default, any Lender may sell, assign, transfer or negotiate to one or more other lenders, commercial banks, insurance companies, other financial institutions or any other Person all or any portion of its rights and obligations hereunder, and acceptance of such assignment by any assignee shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to the assigning Lender."; and

                     (iii) by deleting the following references in subsection
(c): "the Revolving Credit Termination Date or", "or Letters of Credit" and "or Letters of Credit".

             FF. Section 12.07 of the Credit Agreement is amended hereby by deleting the reference "or the Letters of Credit, the Letter of Credit Agreements".


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             Section 3. Waivers.

             A. QSRD and the Borrower have informed the Agent and the Lenders that QSRD has failed to comply with the Fixed Charge Coverage Ratio set forth in Section 9.14 of the Credit Agreement (as in effect prior to this Fourth Amendment) for the fiscal quarter ending March 31, 1999. QSRD and the Borrower have requested that the Agent and each Lender waive any Default or Event of Default associated with the foregoing failure, and the Agent and each Lender signatory hereto, by the execution and delivery of this Fourth Amendment, hereby agrees to waive any Default or Event of Default associated with the failure to comply with the Fixed Charge Coverage Ratio for the fiscal quarter ending March 31, 1999.

             B. QSRD and the Borrower have requested that the Agent and the Lenders waive the March 1999 Scheduled Redetermination Date until July 15, 1999, and the Agent and each Lender signatory hereto, by the execution and delivery of this Fourth Amendment, hereby agree to waive such Scheduled Redetermination Date until July 15, 1999, and the Lenders will not initiate an unscheduled redetermination of the Borrowing Base pursuant to Section 2.08(d) of the Credit Agreement (as amended hereby) prior to July 15, 1999, provided that:

                     (i) if the aggregate outstanding principal of the Loans is less than or equal to $12, 500,000 on or before July 1, 1999, then the July 15, 1999 Scheduled Redetermination Date provided for above shall be waived and no Scheduled Redetermination Date shall occur prior to the September 1999 Scheduled Redetermination Date; and

                     (ii) until the first redetermination of the Borrowing Base after the Fourth Amendment Effective Date, borrowings under the Credit Agreement (as amended hereby) are limited to the Aggregate Maximum Credit Amounts then in effect.

             C. Nothing contained herein shall be deemed to constitute a consent or waiver with respect to any other term, provision or condition of the Credit Agreement and the other Loan Documents or shall prejudice any right or remedy that the Agent and/or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any Loan Document.

             Section 4. Covenants.

             A. Covenants of the Borrower and the Parent. The Borrower and/or QSRD, as the case may be, covenant and agree as follows:

                     (i) The Borrower shall use its best reasonable efforts to consummate the O'Brien Transaction and to dispose of the Divestment Properties for fair value in one or more arm's length transactions.


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             B. The Lenders and the Agent Covenants. Each of the Lenders and
the Agent, as the case may be, covenants and agrees as follows:

                     (i) the Agent will release any Lien that it may have on assets of the Borrower sold by the Borrower in one or more arms length transactions for fair value by the Borrower in accordance with the terms of the Credit Agreement as amended hereby, the net cash proceeds of which sales are paid to the Agent for the ratable benefit of the Lenders to the extent required under Section 2.07(d) of the Credit Agreement as amended hereby.

             Section 5. Conditions Precedent. This Fourth Amendment shall become binding upon receipt by the Agent of the following documents and satisfaction of the other conditions provided in this Section 5, each of which must be satisfactory to the Agent in form and substance:

             A. counterparts of this Fourth Amendment executed by QSRD, the Borrower, the Agent and the Lenders;

             B. certificates of the Secretary or an Assistant Secretary of QSRD, the Borrower, Corrida and Northland setting forth for each of them (i) the resolutions of its board of directors with respect to the authorization to execute and deliver this Fourth Amendment and to consummate the transactions contemplated hereby; (ii) the Responsible Officer of such entity authorized to sign this Fourth Amendment, and (iii) the signature of such authorized Responsible Officer of such entity;

             C. an opinion of counsel to the Borrower substantially in the form attached hereto as Exhibit A;

             D. payment of the fees and expenses of the Agent and the Lenders in accordance with Section 8.B. hereof; and

             E. such other documents as the Agent may reasonably request.

             Section 6. Representations and Warranties.

             A. Each of QSRD, the Borrower, Corrida and Northland hereby reaffirms that the representations and warranties made it in the Credit Agreement and the other Loan Documents were true and correct when made and are true and correct as though made on and as of the date hereof, and further represents and/or acknowledges, as applicable, that,

                     (i) as of the date hereof, no Default or Material Adverse Effect has occurred and is continuing except as previously disclosed to the Agent in writing;

                     (ii) the execution, delivery and performance by QSRD, the Borrower, Corrida and Northland of this Fourth Amendment and the other Loan Documents and all instruments and documents to be delivered by QSRD, the Borrower, Corrida and Northland to the extent a party thereto, hereunder and thereunder and the creation of all Liens provided for herein and therein: (a) are within QSRD's, the Borrower's, Corrida's or Northland's corporate power;
(b) have been duly authorized by all necessary or proper corporate action, including the consent of stockholders thereof; (c) are not in contravention of any provision of QSRD's, the Borrower's, Corrida's or Northland's certificate of incorporation, bylaws or similar organizational and/or governing documents;
(d) will not violate (1) any law or regulation or (2) any order or decree of any court or governmental instrumentality; (e) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which QSRD, the Borrower, Corrida or Northland is a party or by which QSRD, the Borrower, Corrida or Northland or any of their respective Property is bound; (f) will not result in the creation or imposition of any Lien upon any of the Property of QSRD, the Borrower, Corrida and Northland other than those in favor of the Agent pursuant to the terms of any Loan Documents to be delivered in connection herewith; and (g) do not require the consent or approval of any governmental body, agency, authority or any other Person that has not been duly obtained, made or complied with prior to the date hereof. At or prior to the date hereof, each of this Fourth Amendment and the other Loan Documents to be delivered in connection herewith shall have been duly executed and delivered for the benefit of or on behalf of QSRD, the Borrower, Corrida and Northland, in each case to the extent a party thereto, and each shall then constitute a legal, valid and binding obligation of QSRD, the Borrower, Corrida and Northland enforceable against it in accordance with its terms;

                     (iii) pursuant to and in accordance with Section 2.08(d) of the Credit Agreement and subject to the limitations in Section 3B(i) hereof, the Majority Lenders may initiate two unscheduled redeterminations of the Borrowing Base during any consecutive twelve (12) month period;

                     (iv) until the first redetermination of the Borrowing Base after the Fourth Amendment Effective Date, borrowings under the Credit Agreement (as amended hereby) are limited to the Aggregate Maximum Credit Amounts then in effect.

             B. Each of QSRD, the Borrower, Corrida and Northland further represents and warrants, for itself only that it (i) is executing this Fourth Amendment after consultation with counsel of his or its own choosing, (ii) has read and understands the release granted by Section 7 hereof, (iii) desires to execute this Fourth Amendment and (iv) has the requisite authority to enter into and be bound by this Fourth Amendment, including the release granted by
Section 7 hereof.

             Section 7. Release.

             A. Each of the Releasing Parties desires and intends fully to compromise, release and settle any and all of the Released Claims; and each of the Releasing Parties hereby covenants, warrants and represents unto each of the Released Parties that such Releasing Party does hereby FOREVER RELEASE, ACQUIT, WAIVE AND DISCHARGE each of the Released Parties of and from the Released Claims and each of the Releasing Parties hereby declares the same FOREVER RELEASED, ACQUITTED, WAIVED, SETTLED AND DISCHARGED. This release is effective without regard to whether (i) such Released Claims are known or unknown, (ii) damages arising out of such Released Claims have yet accrued,
(iii) such Released Claims arose collaterally, directly, derivatively, or otherwise between the parties hereto or (iv) an ordinary person in the same or similar circumstances would or would not, through the exercise of due care, have discovered such claims by the date of this Fourth Amendment. In connection with the foregoing release.

             B. Each of the Borrower, QSRD and each Subsidiary Guarantor represents and warrants that it has the full power and authority to perform the release granted in this Section 7 and that it has not in any manner made any assignment of any Released Claim to any third party.

             C. The release granted in this Section 7 will be effective upon execution of this Fourth Amendment by all of the parties hereto.

             D. Each party executing this Fourth Amendment understands and agrees that the release granted in this Section 7 is a full, final and complete release of the Released Claims and that such release may be pleaded as an absolute and final bar to any or all suits which may hereafter be filed or prosecuted by any one or more of the Releasing Parties or anyone claiming by, through or under any one or more of the Releasing Parties in respect of any of the matters released hereby, and that no recovery on account of the Released Claims may hereafter be had from any of the Released Parties; and that the consideration given for such release is not an admission of liability or fault on the part of any of the Released Parties (it being the express intent of the parties hereto to obtain peace of mind and avoid the expense and uncertainty of potential litigation), and that none of the Releasing Parties or those claiming by, through or under any of them will ever claim that it is.

             E. The parties hereto acknowledge that the release granted by this
Section 7 does not have any effect with respect to relationships between QSRD and the Borrower and the Lenders and the Agent other than in connection with the Lending Relationship.

             Section 8. Payment of Fees and Expenses; Form of Payment.

             A. The Borrower agrees to pay to the Agent for the benefit of the Lenders signatory hereto a fee (the "Amendment Fee") equal to 2% of the Aggregate Maximum

Credit Amounts in effect on June 2, 1999, payable monthly in 10 equal installments commencing June 2, 1999.

             B. The Borrower agrees, whether or not the transactions contemplated hereby are consummated, to pay all reasonable expenses of the Agent and the Lenders (including, without limitation, all reasonable fees and disbursements of counsel and other outside consultants for the Agent and/or the Lenders) in connection with the negotiation, investigation, preparation, execution and delivery of, recording and filing of, preservation of rights under and enforcement of this Fourth Amendment and the other Loan Documents to be delivered in connection herewith.

             C. All payments to be made by the Borrower under this Fourth Amendment shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice in accordance with
Section 4.01 of the Credit Agreement.

             Section 9. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the other Loan Documents, or (b) prejudice any right or rights that the Lenders or the Agent may have at any time under or in connection with the Credit Agreement as amended hereby or any of the other Loan Documents. Except as expressly supplemented, amended or modified hereby, the terms and provisions of the Credit Agreement or any other Loan Documents are and shall remain in full force and effect. In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

             Section 10. Ratification and Affirmation of Obligors. Each of the Obligors hereby expressly (i) acknowledges the terms of this Fourth Amendment,
(ii) ratifies and affirms its obligations under the Loan Documents to which it is a party, (iii) acknowledges, renews and extends its continued liability under its respective Guaranty Agreement, if applicable, and other Security Instruments to which it is a party and agrees that its respective Guaranty Agreement, if applicable, and the other Security Instruments to which it is a party remain in full force and effect with respect to the Indebtedness as amended hereby.

             Section 11. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Fourth Amendment, and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Fourth Amendment or the Credit Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by QSRD or the Borrower of this Fourth

Amendment or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of QSRD or the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder and under the Credit Agreement, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of QSRD or the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. In this regard, each Lender acknowledges that Weil, Gotshal & Manges LLP is acting in this transaction as special counsel to the Agent only. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with this Amendment and the matters contemplated herein.

             Section 12. Governing Law. This Fourth Amendment and the rights and obligations of the parties hereunder and under the Credit Agreement shall be construed in accordance with and be governed by the laws of the State of Texas and the United States of America.

             Section 13. Descriptive Headings, etc. The descriptive headings of the several Sections of this Fourth Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

             Section 14. Counterparts. This Fourth Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the date first written above.

            NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION 26.02

             THIS FOURTH AMENDMENT AND OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

QSRD:                             QUEEN SAND RESOURCES, INC., a Delaware
                                  corporation


                                       By:
                                            ------------------------------
                                                 Robert P. Lindsay
                                                 Chief Operating Officer


                                       By:
                                            -----------------------------
                                                 Edward J. Munden
                                                 President

BORROWER:                         QUEEN SAND RESOURCES, INC., a Nevada
                                  corporation


                                       By:
                                            ------------------------------
                                                 Robert P. Lindsay
                                                 Vice President


                                       By:
                                            -----------------------------
                                                 Edward J. Munden
                                                 President

GUARANTORS:                       QUEEN SAND OPERATING CO. (formerly
                                  known as NORTHLAND OPERATING CO.)


                                       By:
                                            ------------------------------
                                                 Robert P. Lindsay
                                                 Vice President


                                       By:
                                            -----------------------------
                                                 Edward J. Munden
                                                 President


                                  CORRIDA RESOURCES, INC.


                                     By:
                                          ------------------------------
                                               Robert P. Lindsay
                                               Vice President


                                     By:
                                          -----------------------------
                                               Edward J. Munden
                                               President


AGENT:                            BANK OF MONTREAL, as Agent


                                           By:
                                                -----------------------------
                                                     Thomas E. McGraw
                                                     Director

LENDER:                           BANK OF MONTREAL


                                           By:
                                                -----------------------------
                                                     Thomas E. McGraw
                                                     Director

LENDER:                           SOCIETE GENERALE, SOUTHWEST AGENCY


                                           By:
                                                -----------------------------
                                                     Mark A. Cox
                                                     Director


LENDER:                           ENRON CAPITAL & TRADE RESOURCES CORP.


                                           By:
                                                -----------------------------
                                                     Jesse E. Neyman
                                                     Vice President


LENDER:                           JOINT ENERGY DEVELOPMENT INVESTMENTS II
                                  LIMITED PARTNERSHIP


                                               By:  Enron Capital Management II
                                           Limited Partnership, its sole
                                           general partner

                                               By:  Enron Capital II Corp., its
                                           sole general partner

                                           By:
                                                -----------------------------
                                                     Jesse E. Neyman
                                                     Agent and Attorney-In-Fact

                                 Schedule 3.02

                          Outstanding Eurodollar Loans


                  Principal Amount                            Maturity
                  ----------------                            ---------

                  $8,000,000                                  June 7, 1999

                                Schedule 9.01(d)

                                 Capital Leases


         Leases on certain oil field service equipment with Circle Ridge Equipment Co., Inc. with lease payments totaling $7,500 per month and with the final payment due on March 31, 2000.

                                Schedule 9.03(k)

                               Loans and Advances


1. That certain loan to Ed Butler existing on the Fourth Amendment Effective Date, together with all accrued and unpaid interest thereon, in an amount not to exceed $100,000.

2. Advances to officers and employees for expenses incurred in the ordinary course of business not to exceed in the aggregate at any one time outstanding $10,000.